Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TWIST BIOSCIENCE CORPORATION

Twist Bioscience Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 4, 2013 under the name “Twist Bioscience Corporation”.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Chief Executive Officer this 16th day of October, 2018.

TWIST BIOSCIENCE CORPORATION

By:	/s/ Emily Leproust
Name: Emily Leproust
Its: Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TWIST BIOSCIENCE CORPORATION

ARTICLE I

The name of the Corporation is Twist Bioscience Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 S. DuPont Hwy, in the City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at such address is Incorporating Services, Ltd. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each one (1) share of the Corporation’s Common Stock then outstanding, with a par value of $0.00001 per share, shall be and hereby is automatically converted and reconstituted into 0.101 fully paid and nonassessable shares of Common Stock, par value of $0.00001 per share, (ii) each one (1) share of the Corporation’s Series A Preferred Stock then outstanding, with a par value of $0.00001 per share, shall be and hereby is automatically converted and reconstituted into 0.101 fully paid and nonassessable shares of Series A Preferred Stock, par value of $0.00001 per share, (iii) each one (1) share of the Corporation’s Series B Preferred Stock then outstanding, with a par value of $0.00001 per share, shall be and hereby is automatically converted and reconstituted into 0.101 fully paid and nonassessable shares of Series B Preferred Stock, par value of $0.00001 per share, (iv) each one (1) share of the Corporation’s Series C Preferred Stock then outstanding, with a par value of $0.00001 per share, shall be and hereby is automatically converted and reconstituted into 0.101 fully paid and nonassessable shares of Series C Preferred Stock, par value of $0.00001 per share, and (v) each one (1) share of the Corporation’s Series D Preferred Stock, with a par value of $0.00001 per share, shall be and hereby is automatically converted and reconstituted into 0.101 fully paid and nonassessable shares of Series D Preferred Stock, par value of $0.00001 per share, in each case without any action on the part of the holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split of any share or shares of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock , and the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred

Stock, Series C Preferred Stock and Series D Preferred Stock, as applicable, to be issued as a result of the Reverse Stock Split shall be rounded down to the nearest whole share. Whether or not fractional shares would have been issuable (but for the preceding sentence) upon the Reverse Stock Split shall be determined on the basis of the total number of shares represented by each stock certificate of the Corporation. In lieu of issuing fractional shares upon the Reverse Stock Split, the Corporation shall pay holders the fair market value, as of the effective date of the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) as determined by the Corporation’s Board of Directors, of the fractional shares that would be issued upon the Reverse Stock Split but for the second sentence of this paragraph. Each outstanding stock certificate of the Corporation which, immediately prior to the Effective Time, represents one or more shares of the Corporation’s capital stock shall thereafter be deemed to represent the appropriate number of shares of the Corporation’s capital stock, taking into account the Reverse Stock Split, until such stock certificate is exchanged for a new stock certificate, or the shares are placed in book position, reflecting the appropriate number of shares resulting from the Reverse Stock Split. All share amounts, amounts per share and per share numbers set forth in this Restated Certificate have been appropriately adjusted to reflect the Reverse Stock Split.

The total number of shares of capital stock which the Corporation shall have authority to issue is 46,947,060, of which (i) 19,172,060 shares shall be preferred stock, par value $0.00001 per share (the “Preferred Stock”), and (ii) 27,775,000 shares shall be common stock, par value $0.00001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A. PREFERRED STOCK

1. Designation.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation shall be divided into series as provided herein. A total of 2,854,576 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), a total of 3,331,878 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), a total of 2,510,354 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”) and a total of 10,475,252 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series D Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”).

2. Voting.

(a) Election of Series A Director. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a series, be entitled to elect one (1) Director of the Corporation (the “Series A Director”). Except as provided in Section A.2(a)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the then outstanding shares of Series A Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of not less than 66% of the then outstanding shares of Series A Preferred Stock (a “Series A Supermajority Interest”) or (iv) by the written consent of holders of a Series A Supermajority Interest. If at any time when any share of Series A Preferred Stock is outstanding any such Series A Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the then outstanding shares of Series A Preferred Stock, voting together as a separate series, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section A.2(e) hereof. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect one or more Series A Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b) Election of Series B Director. The holders of outstanding shares of Series B Preferred Stock shall, voting together as a series, be entitled to elect one (1) Director of the Corporation (the “Series B Director”). Except as provided in Section A.2(b)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the then outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the then outstanding shares of Series B Preferred Stock (a “Series B Majority Interest”) or (iv) by the written consent of holders of a Series B Majority Interest. If at any time when any share of Series B Preferred Stock is outstanding any such Series B Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the then outstanding shares of Series B Preferred Stock, voting together as a separate series, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series B Preferred Stock entitled to the number of votes specified in Section A.2(e) hereof. The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect a Series B Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(c) Election of Series C Director. The holders of outstanding shares of Series C Preferred Stock shall, voting together as a series, be entitled to elect one (1) Director of the Corporation (the “Series C Director”). Except as provided in Section A.2(c)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series C Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series C Preferred Stock held by such holder) of the then outstanding shares of Series C Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series C Preferred Stock called by holders of not less than a majority of the then outstanding shares of Series C Preferred Stock or (iv) by the written consent of holders of not less than a majority of the then outstanding shares of Series C Preferred Stock. If at any time when any share of Series C Preferred Stock is outstanding any such Series C Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the then outstanding shares of Series C Preferred Stock, voting together as a separate series, in the manner and on the basis specified above or as otherwise provided by law; provided, however, for administrative convenience the initial Series C Director may also be appointed by the Board of Directors in connection with the initial issuance of the Series C Preferred Stock without a separate action by holders of Series C Preferred Stock. The holders of outstanding shares of Series C Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series C Preferred Stock entitled to the number of votes specified in Section A.2(e) hereof. The holders of outstanding shares of Series C Preferred Stock may, in their sole discretion, determine not to elect a Series C Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(d) Election of Series D Directors. The holders of outstanding shares of Series D Preferred Stock shall, voting together as a series, be entitled to elect two (2) Directors of the Corporation (each, a “Series D Director” and, together with the Series A Director, the Series B Director and the Series C Director, the “Preferred Directors”). Except as provided in Section A.2(d)(iv) below, each such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series D Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series D Preferred Stock held by such holder) of the then outstanding shares of Series D Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of each such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series D Preferred Stock called by holders of not less than a majority of the then outstanding shares of Series D Preferred Stock or (iv) by the written consent of holders of not less than a majority of the then outstanding shares of Series D Preferred Stock. If at any time when any share of Series D Preferred Stock is outstanding any such Series D Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the then outstanding shares of Series D Preferred Stock, voting together as a separate series, in the manner and on the basis specified above or as otherwise provided by law; provided, however, for administrative convenience each initial Series D Director may also be appointed by the Board of Directors in connection with the initial issuance of the Series D Preferred Stock or in connection with the first issuance of the Series D Preferred Stock following the filing of this Restated Certificate without a separate action by holders of Series D Preferred Stock. The holders of outstanding shares of Series D Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series D Preferred Stock entitled to the number of votes specified in Section A.2(e) hereof. The holders of outstanding shares of Series D Preferred Stock may, in their sole discretion, determine not to elect one or more Series D Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(e) Voting Generally. Each outstanding share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law.

3. Dividends. The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series D Original Issue Price (as defined herein) per annum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) on each share of Series D Preferred Stock then held by such holder calculated from the date of original issuance applicable to the Series D Preferred Stock (the “Series D Closing Date”). After the foregoing dividends on the Series D Preferred Stock shall have been paid, then the Corporation may declare and distribute in such year dividends among the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, who shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, on a pari passu basis, noncumulative dividends at the rate of (A) eight percent (8%) per share of the Series A Original Issue Price (as herein defined) per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) on each share of Series A Preferred Stock then held by such holder, (B) eight percent (8%) per share of the Series B Original Issue Price (as herein defined) per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) on each share of Series B Preferred Stock then held by such holder and (C) eight percent (8%) per share of the Series C Original Issue Price (as herein defined) per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) on each share of Series C Preferred Stock then held by such holder in each case calculated from the date of original issuance applicable to such share (together with the Series D Closing Date, as applicable, the “Closing Date”). After the foregoing dividends on the Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all Preferred Stock) as of the record date with respect to the declaration of such dividends. For the avoidance of doubt, (i) the holders of Series D Preferred Stock shall participate in any distribution or dividend declared or paid to any series of Preferred Stock ranking junior to the Series D Preferred Stock on the basis of the number of shares of Common Stock into which it is then convertible and (ii) the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall participate in any distribution or dividend declared or paid to any series of Preferred Stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock on the basis of the number of shares of Common Stock into which it is then convertible.

4. Liquidation; Merger, etc.

(a) Preferred Stock Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of Series D Preferred Stock shall be entitled to be paid in cash before any amount shall have been paid or distributed to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series D Preferred stock, an amount per share equal to the greater of (i) (A) $21.2446 (the “Series D Original Issue Price”), plus (B) an amount equal to all accrued and declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like occurring after the Effective Time) and (ii) the amount payable on such shares of Series D

Preferred Stock had such shares of Series D Preferred Stock been converted to shares of Common Stock immediately prior to such Liquidation Event (the “Series D Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon a Liquidation Event are not sufficient to pay the Series D Preference Amount due to such holders, such holders of Series D Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event. Upon the completion of the distribution of the Series D Preference Amount described above, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed to each holder of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, who shall be entitled to be paid in cash, on a pari passu basis based on the relative Initial Preference Amount (as defined below) of each such series, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to such Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, “Junior Stock”), an amount per share equal to (i) (A) $3.2574 in the case of Series A Preferred Stock (the “Series A Original Issue Price”), plus (B) an amount equal to all accrued and declared but unpaid dividends on such share of Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like occurring after the Effective Time) (the “Series A Preference Amount”), (ii) (A) $7.8416 in the case of Series B Preferred Stock (the “Series B Original Issue Price”), plus (B) an amount equal to all accrued and declared but unpaid dividends on such share of Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like occurring after the Effective Time) (the “Series B Preference Amount”), and (iii) (A) $14.8505 in the case of Series C Preferred Stock (the “Series C Original Issue Price”), plus (B) an amount equal to all accrued and declared but unpaid dividends on such share of Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like occurring after the Effective Time) (the “Series C Preference Amount” and, together with the Series A Preference Amount and the Series B Preference Amount, the “Initial Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock upon a Liquidation Event are not sufficient to pay the Initial Preference Amount due to such holders, such holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective Initial Preference Amounts to which they are entitled. Upon the completion of the distribution of the Series D Preference Amount and the Initial Preference Amount described above, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Junior Stock that is not Common Stock into Common Stock). Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) Deemed Liquidation Events. Subject to Section A.7(e), each of the following events shall be treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another business entity (except one in which (A) the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving business entity, (B) a merger or consolidation effected exclusively for tax purposes or for the purpose of changing the domicile of the Corporation or (C) a transaction in which the holders of capital stock of the Corporation immediately prior to the transaction have sufficient rights (by law or contract) to elect or designate 50% or more of the directors of the surviving or acquiring entity following the transaction (as appropriately adjusted for any disparate director voting rights)) (a “Change of Control Transaction”) (ii) any sale of all or substantially all of the assets of the Corporation (an “Asset Sale”), (iii) a sale or exclusive license of all or substantially all of the Corporation’s intellectual property (together with any Asset Sale, each a “Disposition”) or (iv) the closing of a transfer (whether by merger, consolidation or otherwise) in one transaction of series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) (a “Stockholder Transfer”). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any Disposition, or in connection with any Stockholder Transfer, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Section A.4(a) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction, Disposition or Stockholder Transfer, as if any such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(b), including without limitation, (i) in the case of a Change of Control Transaction, causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Section A.4(a) above, or (ii) in the case of a Disposition, redeeming the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and giving effect to the rights, preferences and privileges in connection with such redemption. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control Transaction or Disposition, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. The amount deemed distributed to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Notwithstanding the foregoing, the treatment of any transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least a majority of the Corporation’s outstanding Preferred Stock voting together as a single class on an as-converted basis (a “Preferred Majority Interest”) and the consent of the holders of not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis.

(c) Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in connection with any transaction to which Section A.4(b) is applicable, the following shall apply:

(i) If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30 day period ending three (3) trading days prior to the closing;

(ii) If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30 day period ending three (3) trading days prior to the closing; and

(iii) If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the holders of not less than a Preferred Majority Interest, provided that if the Corporation and the holders of a Preferred Majority Interest are unable to reach agreement on such fair market value, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(d) Allocation. In the event of a Liquidation Event pursuant to Section A.4(b), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement relating to such Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies, up to a maximum amount equal to the amount payable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to clauses (A) and (B) of Section A.4(a) in connection with such Liquidation Event (such amount, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.4(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which is or becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.4(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. Redemption. The Preferred Stock is not mandatorily redeemable.

6. Conversion. Shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be converted into Common Stock in accordance with the following:

(a) Voluntary Conversion. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as follows:

(i) Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder may be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series A Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock) in the case of the Series A Preferred Stock, the Series B Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) in the case of the Series B Preferred Stock, the Series C Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock) in the case of the Series C Preferred Stock, and the Series D Original

Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D Preferred Stock) in the case of the Series D Preferred Stock, by (B) the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (such quotient, the “Conversion Rate”), as applicable. The initial “Conversion Price” per share shall be the Series A Original Issue Price in the case of the Series A Preferred Stock, the Series B Original Issue Price in the case of the Series B Preferred Stock, the Series C Original Issue Price in the case of the Series C Preferred Stock and the Series D Original Issue Price in the case of the Series D Preferred Stock, in each case subject to adjustment as set forth in Section A.7. Any election by a holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date applicable to such shares and through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section A.4(b).

(ii) Upon the written election of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a class on an as-converted to Common Stock basis, and the written election of the holders of not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted to Common Stock basis, and without the payment of any additional consideration, all of the then outstanding shares of Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate applicable to such shares. Any election by the requisite holders of Preferred Stock pursuant to this Section A.6(a)(ii) shall be made by written notice to the Corporation, and such notice may be given at any time after the Closing Date applicable to such shares through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.4(b). Upon such election, all holders of Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(ii) and such election shall bind all holders of Preferred Stock.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the Conversion Rate applicable to such shares as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (i) with respect to which the per share public offering price (prior to underwriting commissions and expenses) is not less than $26.24 (as adjusted for stock splits, stock dividends, reclassification and the like occurring after the Effective Time), (ii) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (before deduction of underwriting discounts and commissions) of not less than $40,000,000 and (iii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Global or Global Select Markets (a “QPO”). If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c) Procedure for Conversion.

(i) Voluntary Conversion. Upon election to convert pursuant to Section A.6(a)(i) or (ii), the relevant holder or holders of the applicable series of Preferred Stock shall surrender the certificate or certificates representing the shares of the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of such Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii) Automatic Conversion. As of the closing of a QPO (the “Automatic Conversion Date”), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the shares of Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

7. Adjustments.

(a) Adjustments to the Conversion Price. If the Corporation should issue, at any time after the date upon which any shares of Series D Preferred Stock were first issued (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), then for each series for which such consideration per share is less than its Conversion Price in effect immediately prior to each such issuance, the Conversion Price in effect immediately prior to each such issuance for each such series shall automatically be adjusted as set forth in this Section A.7(a), unless otherwise provided in this Section A.7(a). For purposes of this Section A.7(a), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section A.7(a)(ii)) by the Corporation after the Filing Date, other than the Excluded Shares (as defined below).

(i) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section A.7(a), the new Conversion Price for such series shall be determined by multiplying the Conversion Price (calculated to the nearest one-thousandth of a cent) for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section A.7(a)(ii) below.

(ii) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section A.7(a):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section A.7(a)(vi) below).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to this Section A.7(a) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section A.7(a)(ii)(2)Article I(A)1(a)(i)(A)(2) above or Section A.7(a)(ii)(3) above.

(iii) Stock Splits and Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section A.7(a)(ii).

(iv) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi) Consideration for Stock. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(vii) No Fractional Shares and Notices as to Adjustments.

(1) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section A.7(a), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth in reasonable detail (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(viii) Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(ix) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) 2,854,576 shares of Common Stock upon conversion of shares of Series A Preferred Stock, (ii) 3,331,878 shares of Common Stock upon conversion of shares of Series B Preferred Stock, (iii) 2,510,354 shares of Common Stock upon conversion of shares of Series C Preferred Stock, (iv) 10,475,252 shares of Common Stock upon conversion of shares of Series D Preferred Stock, (v) up to 4,475,862 shares of Common Stock or options therefor, including, for avoidance of doubt, any options that have been exercised or forfeited, to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to the Amended and Restated 2013 Stock Plan, (vi) securities issued or issuable as part of the consideration payable in the acquisition of another entity by the Corporation by merger, purchase of all or substantially all of the assets of such entity, stock purchase or other reorganization of such entity, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (vii) securities issued or issuable to a bank or other financial institution (not to exceed two percent (2%) of all outstanding securities) to secure a lending or equipment leasing transaction, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (viii) securities issued or issuable to a business partner to advance strategic business objectives, as authorized by the Board of Directors, including at least two of the Preferred Directors, (ix) securities issued pursuant to stock splits, stock dividends or similar transactions, (x) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Filing Date including, without limitation, warrants, notes or options, (xi) Common Stock issued or issuable in a public offering or (xii) securities issued or issuable in any other transaction for which exemption from these price-based antidilution provisions is approved before or after issuance of the securities by the affirmative vote of a Preferred Majority Interest and the affirmative vote of the holders of not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis (“Excluded Shares”).

(c) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iii) by reason thereof.

(d) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(e) Mergers, Dispositions and Change of Control Transactions. Upon the election of the holders of not less than a Preferred Majority Interest and the holders of not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis made in connection with any Disposition or any Change of Control Transaction, each share of Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock would have been entitled upon such Disposition or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in Section A.7 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. Any election by the holders of not less than a Preferred Majority Interest and not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis pursuant to this Section A.7(e) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such holders of not less than a Preferred Majority Interest and not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis hereunder, all holders of Preferred Stock shall be deemed to have elected to so participate in such Disposition or Change of Control Transaction as provided in this Section A.7(e) and such election shall bind all holders of Preferred Stock. Nothing contained in this Section A.7(e) shall amend or modify the rights contained in other sections of this Restated Certificate, including without limitation the liquidation rights of the Preferred Stock contained in Section A.4 or the conversion rights of the Preferred Stock contained in Section A.6.

8. Covenants.

(a) For so long as any shares of Preferred Stock remain outstanding as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a Preferred Majority Interest:

(i) apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for the repurchase of the Excluded Shares described in Section A.7(b)(v) above upon termination of employment or service of the holder of such Excluded Shares, or pursuant to the exercise of contractual rights of first refusal and approved by the Board, including at least two of the Preferred Directors;

(ii) reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock;

(iii) authorize, create or issue, or obligate itself to issue, any equity or debt security of the Corporation (including, without limitation, the creation (by reclassification or otherwise) of any new class or series of shares having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock authorized by this Restated Certificate), or permit any subsidiary of the Corporation to issue such securities to any person or entity other than the Corporation;

(iv) amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Restated Certificate (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue) or the by-laws of the Corporation as in effect on the Closing Date; provided that any such amendment, waiver, alteration or repeal of this Restated Certificate or the by-laws of the Corporation pursuant to this Section 8(a)(iv) shall require the additional consent of the holders of not less than sixty percent (60%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis;

(v) effect any Liquidation Event, or any other event described in Section A.4(b) hereof;

(vi) increase or decrease to the authorized size of the Board of Directors;

(vii) take any action that results in the appointment or removal of the Chief Executive Officer;

(viii) pay or declare any dividend or distribution on any shares of the Corporation’s capital stock;

(ix) incur indebtedness (e.g., any borrowings, loans or guarantees) if the aggregate indebtedness following such action would exceed $2,000,000;

(x) take any other action not described in Section A.8(a)(i)-(ix) if such action could alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock; or

(xi) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of not less than a Preferred Majority Interest;

(b) For so long as at least 10% of the Series A Preferred Stock issued as of the Closing Date remain outstanding (such amount to be adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like occurring after the Effective Time) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise) take any action that alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect adversely the shares of Series A Preferred Stock without similarly affecting the entire class of Preferred Stock, without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

(c) For so long as at least 10% of the Series B Preferred Stock issued as of the Closing Date remain outstanding (such amount to be adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like occurring after the Effective Time) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise) take any action that alters or changes the powers, preferences or special rights of the Series B Preferred Stock so as to affect adversely the shares of Series B Preferred Stock without similarly affecting the entire class of Preferred Stock (including, without limitation, amending the conversion provisions in Section A.6(a)(ii)), without first having provided written notice of such proposed action to each holder of outstanding shares of Series B Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a Series B Majority Interest.

(d) For so long as at least 10% of the Series C Preferred Stock issued as of the Closing Date remain outstanding (such amount to be adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like occurring after the Effective Time) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise) take any action that alters or changes the powers, preferences or special rights of the Series C Preferred Stock so as to affect adversely the shares of Series C Preferred Stock without similarly affecting the entire class of Preferred Stock (including, without limitation, amending the conversion provisions in Section A.6(a)(ii), amending the liquidation preferences of the Series C Preferred Stock described in Section A.4 or amending the antidilution provisions described in Section A.7 as they apply to the Series C Preferred Stock), without first having provided written notice of such proposed action to each holder of outstanding shares of Series C Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than fifty-eight percent (58%) of the then outstanding shares of Series C Preferred Stock.

(e) For so long as at least 10% of the Series D Preferred Stock issued as of the Closing Date remain outstanding (such amount to be adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like occurring after the Effective Time) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise) take any action that alters or changes the powers, preferences or special rights of the Series D Preferred Stock so as to affect adversely the shares of Series D Preferred Stock without similarly affecting the entire class of Preferred Stock (including, without limitation, amending the conversion provisions in Section A.6(a)(ii) or amending the antidilution provisions described in Section A.7 as they apply to the Series D Preferred Stock), without first having provided written notice of such proposed action to each holder of outstanding shares of Series D Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock.

For the avoidance of doubt, the authorization, creation or issuance of any debt or equity security of the Corporation that is senior to or on parity with any series of Preferred Stock authorized by this Restated Certificate shall not in and of itself require the affirmative vote or written consent provided for under Sections A.8(b), (c), (d) and (e).

Further, the Corporation shall not, by amendment, alteration or repeal of this Restated Certificate (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(b) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

9. Notice; Adjustments; Waivers.

(a) Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(b) hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(b) hereof, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Restated Certificate, and (3) the facts upon which such amounts were determined.

(b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth in reasonable detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c) Waiver of Notice. The holder or holders of (i) a Preferred Majority Interest, (ii) a majority of the then outstanding shares of Series D Preferred Stock voting together as a single class on an as-converted basis and (iii) fifty-eight percent (58%) of the Series C Preferred Stock voting together as a single class on an as-converted basis, may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

10. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

12. Use of Certain Terms. The use of “Conversion Rate,” “Conversion Price,” “Original Issue Price,” and “Preference Amount” shall mean, in each case, such terms as applicable to the individual shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock at issue.

B. COMMON STOCK

1. Voting.

(a) Election of Directors. The holders of Common Stock shall be entitled to elect one (1) Director of the Corporation, and the holders of Common Stock and the Preferred Stock voting together as a single class (on an as converted to Common Stock basis) shall be entitled to elect three (3) Directors of the Corporation. Such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Restated Certificate and applicable law.

(b) Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law. For the avoidance of doubt, each holder of Preferred Stock shall be entitled to one (1) vote per share of Common Stock into which each share of Preferred Stock held by such holder could be converted on the applicable date, on all matters submitted to a vote of holders of Common Stock as a class (including, without limitation, pursuant to Section B.1(a) above or this Section B.1(b)).

2. Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

3. Liquidation. Upon any Liquidation Event, the assets of the Corporation shall be distributed as provided in Section A.4.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2. Except as provided in Article IV, Section A.8(a)(iv), the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any amendment, repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.